Exhibit 99.1

Hasbro and Cartamundi Sign a Letter of Intent for East Longmeadow, Massachusetts and Waterford, Ireland Manufacturing Facilities

·	Hasbro Exiting Manufacturing Operations to Further Focus on Global Brand Building
·	Cartamundi Expands Manufacturing Capabilities to Become the Preeminent Manufacturer of Playing Cards, Game Cards and Board Games
·	Facilities to Benefit from Additional Volume from Cartamundi's Growing Global Business

Pawtucket, R.I. and Turnhout, BE July 14, 2015 -- Hasbro, Inc. (NASDAQ: HAS) and Cartamundi Group announced today the signing of a letter of intent to sell Hasbro's manufacturing locations in East Longmeadow, Massachusetts and Waterford, Ireland to the Cartamundi Group. Cartamundi is a worldwide leader in the production and sales of playing cards and cards for games. Under the terms of the agreement, Cartamundi will continue to employ all regular manufacturing and distribution employees located in East Longmeadow and Waterford on comparable terms.

The divestiture is in line with Hasbro's mission of Creating the World's Best Play Experiences and building larger more global brands.  Hasbro will continue to invest resources in areas that will maximize the value of the company's brands globally, including in design, development, storytelling, sales and marketing. The sale of these facilities will have no impact to Hasbro's commitment to the Games category and the company will continue to invest in gaming.

"We will continue to focus on global brand building, driven by great storytelling and innovation," said Duncan Billing, Executive Vice President, Chief Global Operations and Business Development Officer. "Cartamundi not only has a deep legacy in manufacturing but shares similar values with Hasbro. They have a strong commitment to the community and its people and it was imperative for us to find the right owners for these sites.  In addition to continuing to manufacture Hasbro board games, the factories will now be available to Cartamundi's other customers, thus driving additional volume and supporting future growth. We want to recognize the employees in East Longmeadow and Waterford for their incredible contributions in building these world-class facilities, which should continue to be competitive well into the future."

The proposed transaction includes all buildings, land, and equipment located at both sites. The East Longmeadow plant consists of approximately 1,150,000 square feet and supported by more than 350 full-time employees. The Waterford plant consists of approximately 244,000 square feet and is supported by more than 160 full-time employees.

The acquisition is in line with Cartamundi's mission to become the preeminent manufacturer of playing cards, game cards and board games globally. Moreover, it reinforces the company's purpose to share the magic of playing together.

"We are very pleased to have signed a letter of intent with Hasbro for the acquisition of these state-of-the-art facilities. We consider this to be a milestone in the history of our company," said Chris Van Doorslaer, Chief Executive Officer, Cartamundi.  "Through this acquisition we will become the world market leader in the manufacturing of board games. Our expanded capabilities in board game manufacturing further our mission to create game products and experiences that connect families and friends of every generation. We welcome Hasbro's highly dedicated and experienced work force to our team and we look forward to continuing to manufacture Hasbro games at East Longmeadow and Waterford while also adding volume from both our current and new global customers."

It is anticipated that the transaction, which is subject to the signing of definitive agreements and the satisfaction of specified closing conditions, will close in the third quarter of 2015. The specific terms of the transaction were not disclosed.

About Hasbro

Hasbro (NASDAQ: HAS) is a global company committed to Creating the World's Best Play Experiences, by leveraging its beloved brands, including LITTLEST PET SHOP, MAGIC: THE GATHERING, MONOPOLY, MY LITTLE PONY, NERF, PLAY-DOH, TRANSFORMERS, and premier partner brands. From toys and games to television programming, motion pictures, digital gaming and a comprehensive lifestyle licensing program, Hasbro fulfills the fundamental need for play and connection for children and families around the world. The Company's Hasbro Studios creates entertainment brand-driven storytelling across mediums, including television, film and more. Through the company's commitment to corporate social responsibility, including philanthropy, Hasbro is helping to build a safe and sustainable world and to positively impact the lives of millions of children and families every year. Learn more at www.hasbro.com and follow us on Twitter (@Hasbro & @HasbroNews).

About Cartamundi

 Cartamundi was established in 1970 and is able to boast nearly 250 years of experience in the production and sales of playing cards and cards for games. The headquarters of Cartamundi are located in Turnhout, Belgium. The group generated sales in 2014 of 199 million Euro with a workforce of 1,450 and with factories in Belgium, France, Germany, UK, Poland, USA, Brazil, Mexico, India and Japan, and 14 sales offices worldwide. The company has grown through internal and external growth. It realized more than 15 acquisitions worldwide. Very recently, Cartamundi acquired the 100% shareholding of Groupe France Cartes. In 2008, the company was awarded 'Entrepreneur of the Year'. Cartamundi has its own retail collection with licensed cards (such as Disney®, James Bond®, Hasbro® etc.), but is also known for its promotional card collections, casino cards, collectible cards (e.g. Magic: the Gathering!® , Yu-Gi-Oh!® ) and cards for games (such as Uno®, Monopoly®) or the new iCards. These cards provide the connection between physical cards and the virtual world of internet, smartphones, game consoles etc. The purpose of Cartamundi is "sharing the magic of playing together".

© 2015 Hasbro, Inc. All Rights Reserved.
© 2015 Cartamundi. All Rights Reserved.

Certain statements in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include expectations concerning the sale of the East Longmeadow, Massachusetts and Waterford, Ireland manufacturing facilities to Cartamundi and the anticipated timing for completing that sale. Actual actions or results, as well as the timing of those actions, may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties. Specific factors that might cause such a difference include, but are not limited to, the failure to achieve any of the specified required closing conditions which are necessary for the sale to be completed. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

HAS-PR

Hasbro Press Contact: Julie Duffy | Hasbro, Inc. | (401) 727-5931 | julie.duffy@hasbro.com

Hasbro Investor Contact:  Debbie Hancock | Hasbro, Inc. | (401) 727-5401 | debbie.hancock@hasbro.com

Cartamundi Press Contact: Chris Van Doorslaer | Cartamundi | +32 14 44 59 43 | chris.van.doorslaer@cartamundi.com

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